Exhibit 99

T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND ANNUAL 2011 RESULTS

Assets Under Management Ended 2011 at $489.5 Billion

BALTIMORE (January 27, 2012) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its fourth quarter 2011 results, including net revenues of $671.6 million, net income of $188.4 million, and diluted earnings per common share of $.73. In the fourth quarter of 2010, net revenues were $647.5 million, net income was $191.6 million, and diluted earnings per common share was $.72.

Investment advisory revenues for the fourth quarter of 2011 increased $10.0 million to $570.5 million from the comparable 2010 period, as average assets under management were up 5%. Assets under management at December 31, 2011 totaled $489.5 billion, an increase of $36 billion from $453.5 billion at September 30, 2011. The increase in assets under management in the fourth quarter of 2011 is attributable to net cash inflows of $1.1 billion, and market appreciation and income of $34.9 billion.

Year-end assets under management of $489.5 billion increased $7.5 billion from $482.0 billion at the end of 2010, and include $289.4 billion in T. Rowe Price mutual funds distributed in the United States and $200.1 billion in other managed investment portfolios. Net cash inflows from investors of $14.1 billion in 2011, including $8.0 billion originating in the target-date retirement portfolios, were offset by $6.6 billion in market depreciation and income not reinvested. Year-end assets in the target-date retirement portfolios were $66.9 billion, including $62.9 billion in the target-date retirement funds and $4.0 billion in the target-date retirement trusts.

Annual results for 2011 include net revenues of $2.7 billion, net income of $773.2 million, and diluted earnings per common share of $2.92, an increase of 15% from the $2.53 per share earned in 2010.

From an investment performance standpoint, 76% of the T. Rowe Price funds across their share classes outperformed their comparable Lipper averages on a total return basis for the three-year period ended December 31, 2011, 86% outperformed for the five-year period, 77% outperformed for the 10-year period, and 60% outperformed for the one-year period. In addition, T. Rowe Price stock, bond and blended asset funds that ended the quarter with an overall rating of four or five stars from Morningstar account for 83% of the firm’s rated funds’ assets under management. The firm’s asset allocation funds – which provide simplified investment and retirement planning solutions for many clients – continue to deliver very attractive long-term performance, with at least 86% of these funds outperforming their comparable Lipper averages on a total return basis for the three-, five-, and 10-year periods ended December 31, 2011.

Financial Highlights

Investment advisory revenues earned in the fourth quarter of 2011 from the T. Rowe Price mutual funds distributed in the U.S. were $391.2 million, an increase of $9.3 million, or 2%, from the comparable 2010 quarter. Average mutual fund assets under management in the fourth quarter of 2011 were $285.5 billion, an increase of nearly 5% from the average for the comparable 2010 quarter. Money market fees voluntarily waived by the firm to maintain positive yield for fund investors in the fourth quarter of 2011 were $10.4 million compared with $6.7 million in the comparable 2010 quarter. During 2011, the firm waived $36.4 million in such fees, compared to $25.1 million in the 2010 year.

Mutual fund assets at December 31, 2011 were $289.4 billion, an increase of $22.8 billion from September 30, 2011. Net inflows during the fourth quarter of 2011 were $2.2 billion, including $1.5 billion originating in the target-date retirement funds which are invested in other T. Rowe Price funds. Bond funds added $1.9 billion while the stock and blended asset funds added $.3 billion of net new flows, which includes the net inflows originating in the target-date retirement funds. Higher market valuations and income increased mutual fund assets under management by $20.6 billion during the fourth quarter of 2011.

Investment advisory revenues earned on the other investment portfolios were $179.3 million for the fourth quarter of 2011 compared to the $178.6 million earned in the comparable 2010 quarter. Average assets in these portfolios were $199.3 billion during the fourth quarter of 2011, an increase of $8.0 billion, or 4%, from the 2010 quarter. Ending assets in these portfolios were $200.1 billion, up $13.2 billion from September 30, 2011, as market appreciation and income of

$14.3 billion was offset by $1.1 billion in net outflows. Strong inflows from institutional investors into fixed income portfolios were offset by equity portfolio outflows as institutional investors continued to derisk their portfolios in the wake of the uncertain and volatile market environment. Investors domiciled outside the United States accounted for 11% of the firm’s assets under management at December 31, 2011.

Although there is no impact on the firm’s total assets under management, approximately $1.8 billion in assets were transferred from the firm’s sponsored mutual funds in January 2012, to its other managed investment portfolios, primarily the target-date retirement trusts. The firm expects that additional transfers are likely to occur in the future.

Distribution and servicing fees earned from 12b-1 plans of the Advisor, R and variable annuity class shares of the firm’s sponsored portfolios were $20.2 million in the fourth quarter of 2011, an increase of $8.1 million from the 2010 period. The increase in these 12b-1 fees is primarily a result of fees earned on the R class shares in the fourth quarter of 2011 for which the comparable 2010 quarterly revenue was netted against related distribution and servicing costs. These fees are entirely offset by the distribution and servicing costs paid to third-party financial intermediaries that source such shares.

Operating expenses were $378.0 million in the fourth quarter of 2011, up $13.3 million from the 2010 quarter due primarily to increases in distribution and servicing costs, depreciation and amortization expense, and compensation and related costs. At December 31, 2011, the firm employed 5,255 associates, up 4% from the 5,052 associates employed at the end of 2010.

Advertising and promotion expenditures were $25.8 million in the fourth quarter of 2011 compared to $24.7 million in the comparable 2010 period. The firm currently expects that its advertising and promotion expenditures for 2012 could increase modestly from 2011 levels. The firm varies its level of spending based on market conditions and investor demand as well as its efforts to expand its investor base in the United States and abroad.

Other operating expenses were $57.3 million in the fourth quarter of 2011, compared to $59.4 million in the comparable 2010 period. A higher charitable contribution in 2011 made to the T. Rowe Price Foundation and increases in other operating expenses incurred to meet growing business demands were more than offset by the non-recurrence of the $16.4 million contribution made to certain money market funds in the fourth quarter of 2010.

The 2011 annual provision for income taxes as a percentage of pretax income is 38.2%. The firm currently estimates its effective rate for 2012 will be about 37.7%.

T. Rowe Price remains debt-free with ample liquidity, including cash and mutual fund investment holdings of nearly $1.7 billion. During 2011, the firm expended $479.7 million to repurchase 8.7 million shares of its common stock and invested $82.3 million in capitalized technology and facilities. These cash expenditures were funded from available liquid resources. The firm is planning 2012 capital expenditures of about $100 million for property and equipment additions, which it expects to fund with operating resources.

Management Commentary

James A.C. Kennedy, the company’s chief executive officer and president, commented: “With markets facing substantial headwinds, 2011 was an unusually volatile year that tested the patience of investors around the world. The eurozone’s sovereign debt problems, lack of political leadership in both Washington and Europe, and concerns about a global economic slowdown led to losses in most global equity markets. Despite the tumult, a fragile U.S. economic recovery continued to gain traction, bond investors came through in relatively good shape, and investors in U.S. large-cap companies had small gains.

“For the firm, generally lackluster markets meant asset growth for the year was driven by net inflows. Our solid long-term relative investment performance and high client satisfaction helped attract incremental assets from existing and new clients. We are pleased that ending and annual average assets under management hit record highs for a year-end period. Accordingly, our annual net revenue, net income, and earnings per share also reached new highs.

“We continue to manage expenses carefully in this uncertain environment. However, our financial stability and strong operating cash flow allow us to continuously invest in key capabilities to meet clients’ changing needs over the long-term. In 2011, we increased our number of investment professionals around the globe, including building out our equity team in Australia, and hiring a head of fixed income solutions. We also expanded our investment offerings for individual and institutional investors; bolstered our sales, client service, consultant relations, and marketing teams around the world; and hired a new head of U.S. Third Party Distribution.

“As we begin 2012, most world markets have continued their positive momentum from the fourth quarter. However, the macro outlook remains clouded, especially by political and policy issues. Though caution is understandable, our teams are finding attractive long-term investment opportunities. We expect that European and U.S. leaders will eventually address their fiscal challenges, bolstering investor confidence. Moreover, U.S. corporate profit growth should continue, albeit at a slower pace. This, combined with attractive equity valuations, has historically been a good recipe for market gains.”

In closing, Mr. Kennedy said: “2012 marks the 75th anniversary of our firm’s founding, and while much has changed in that time, the principles and values that guide us have remained constant. Our long-term perspective, thorough research, and collaborative environment enable us to focus on doing what is right for the client. By staying true to our clients and stockholders, we are confident that the outlook for our company remains strong.”

Other Matters

The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm’s 2011 financial statements and internal controls over financial reporting at December 31, 2011. The firm expects that KPMG will complete its work in early February and that it will then file its Form 10-K Annual Report for 2011 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm’s audited financial statements, management’s report on internal controls over financial reporting at December 31, 2011, and the reports of KPMG.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated tax rates, and expectations regarding financial results, future transactions, investments, capital expenditures, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm’s Form 10-K and Form 10-Q reports.

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per-share amounts)

	Three months ended		Year ended
	12/31/2010	12/31/2011	12/31/2010	12/31/2011
Revenues
Investment advisory fees	$560.5	$570.5	$2,026.8	$2,349.0
Administrative fees	74.2	80.3	294.3	321.2
Distribution and servicing fees	12.1	20.2	43.2	74.6
Net revenues of savings bank subsidiary	0.7	0.6	2.9	2.3

Net revenues	647.5	671.6	2,367.2	2,747.1

Operating expenses
Compensation and related costs	223.4	226.5	860.4	969.8
Advertising and promotion	24.7	25.8	86.9	90.8
Distribution and servicing costs	12.1	20.2	43.2	74.6
Depreciation and amortization of property and equipment	15.8	19.0	62.6	72.0
Occupancy and facility costs	29.3	29.2	109.1	115.0
Other operating expenses	59.4	57.3	168.5	198.0

Total operating expenses	364.7	378.0	1,330.7	1,520.2

Net operating income	282.8	293.6	1,036.5	1,226.9
Non-operating investment income	15.4	12.9	33.5	23.7

Income before income taxes	298.2	306.5	1,070.0	1,250.6
Provision for income taxes	106.6	118.1	397.8	477.4

Net income	$191.6	$188.4	$672.2	$773.2

Net income allocated to common stockholders
Net income	$191.6	$188.4	$672.2	$773.2
Less: net income allocated to outstanding restricted stock and stock unit holders	(0.8)	(0.9)	(2.8)	(3.5)

Net income allocated to common stockholders	$190.8	$187.5	$669.4	$769.7

Earnings per share on common stock
Basic	$.74	$.74	$2.60	$3.01

Diluted	$.72	$.73	$2.53	$2.92

Dividends declared per share	$.27	$.31	$1.08	$1.24

Weighted average common shares
Outstanding	256.7	252.0	257.2	255.6

Outstanding assuming dilution	265.4	258.2	265.1	263.3

	Three months ended		Year ended
Investment Advisory Revenues (in millions)	12/31/2010	12/31/2011	12/31/2010	12/31/2011
Sponsored mutual funds in the U.S.
Stock and blended asset	$307.1	$314.8	$1,116.3	$1,304.5
Bond and money market	74.8	76.4	278.0	303.1

	381.9	391.2	1,394.3	1,607.6
Other portfolios
Stock and blended asset	144.9	143.5	514.4	604.8
Bond, money market and stable value	33.7	35.8	118.1	136.6

	178.6	179.3	632.5	741.4

Total	$560.5	$570.5	$2,026.8	$2,349.0

Average Assets Under Management (in billions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$202.0	$209.3	$184.7	$217.6
Bond and money market	70.4	76.2	66.1	74.5

	272.4	285.5	250.8	292.1
Other portfolios
Stock and blended asset	141.2	141.2	126.2	149.6
Bond, money market and stable value	50.1	58.1	45.6	55.4

	191.3	199.3	171.8	205.0

Total	$463.7	$484.8	$422.6	$497.1

Assets Under Management (in billions)			12/31/2010	12/31/2011
Sponsored mutual funds in the U.S.
Stock and blended asset			$212.4	$211.7
Bond and money market			70.2	77.7

			282.6	289.4
Other portfolios
Stock and blended asset			148.2	140.7
Bond, money market and stable value			51.2	59.4

			199.4	200.1

Total			$482.0	$489.5

Stock and blended asset portfolios			$360.6	$352.4
Fixed income portfolios			121.4	137.1

Total			$482.0	$489.5

			Year ended
Condensed Consolidated Cash Flows Information (in millions)			12/31/2010	12/31/2011
Cash provided by operating activities, including $98.7 of stock-based compensation in 2011			$732.8	$948.4
Cash used in investing activities, including ($82.3) for additions to property and equipment in 2011			(276.9)	(165.0)
Cash used in financing activities, including common stock repurchases of ($479.7) and dividends paid of ($317.9) in 2011			(386.1)	(698.6)

Net change in cash during the period			$69.8	$84.8

Condensed Consolidated Balance Sheet Information (in millions)			12/31/2010	12/31/2011
Cash and cash equivalents			$813.1	$897.9
Accounts receivable			307.9	304.5
Investments in sponsored mutual funds			747.9	764.5
Property and equipment			560.3	567.4
Goodwill			665.7	665.7
Debt securities held by savings bank subsidiary, other investments and other assets			547.1	570.3

Total assets			3,642.0	3,770.3
Total liabilities			345.5	349.6

Stockholders’ equity, 253.3 common shares outstanding in 2011, including net unrealized holding gains of $108.4 in 2011			$3,296.5	$3,420.7